================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           ---------------------------


                      SULCUS HOSPITALITY TECHNOLOGIES CORP.
             (Exact Name of Registrant as Specified in Its Charter)


             Pennsylvania                                     25-1369276
(State of Incorporation or Organization)                  (I.R.S. Employer
                                                         Identification No.)

                              41 North Main Street
                         Greensburg, Pennsylvania 15601
               (Address of Principal Executive Offices) (Zip Code)

                           ---------------------------




If this form relates to the                If this form relates to the
registration of a class of                 registration of a class of securities
securities pursuant to Section 12(b)       pursuant to Section 12(g) of the
of the Exchange Act and is effective       Exchange Act and is effective
pursuant to General Instruction A.(c),     pursuant to General Instruction
please check the following box.    [X]     A.(d), please check the following
                                           box.              [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

                                                 Name of Each Exchange on Which
Title of Each Class to be So Registered          Each Class Is to be Registered
---------------------------------------          ------------------------------

Series B Junior Participating Preferred            American Stock Exchange
         Stock Purchase Rights

Securities to be registered pursuant to Section 12(g) of the Act:

         Not Applicable.


================================================================================

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Series B Junior Participating Preferred Stock Purchase Rights
-------------------------------------------------------------

         Each Series B Junior Participating Preferred Stock Purchase Right (a "Right") entitles the holder to purchase 1/100th of a share of Series B Junior Participating Preferred Stock ("Preferred Stock") at a price of $50.00 (the "Exercise Price"). Until the Distribution Date (as defined in the Rights Agreement between Sulcus Hospitality Technologies Corp. ("Sulcus") and American Stock Transfer & Trust Company, as Rights Agent, dated January 30, 1998 (the "Rights Agreement")), the Rights are evidenced by the certificates for the common stock, no par value, of Sulcus ("Common Stock"). Until the Distribution Date, the Rights will be transferred with and only with the Common Stock.

         As soon as practicable after the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date.

         If any person becomes an Acquiring Person (as defined in the Rights Agreement), each Right, except those held by such Acquiring Person, which Rights become void, entitles the holder to purchase, at the Exercise Price, Common Stock having a market value of two times the Exercise Price. If, after any person becomes an Acquiring Person, Sulcus is acquired in a merger or other business combination, each Right entitles the holder to purchase, at the Exercise Price, common stock of the company that acquired Sulcus having a market value of two times the Exercise Price. Until a Right is exercised, the holder, as such, will have no rights as a shareholder of Sulcus.

         Any time prior to any person becoming an Acquiring Person, the Board of Directors of Sulcus may redeem the Rights at a price of $.01 per Right. Any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the Common Stock, the Board of Directors of Sulcus may exchange the Rights for Common Stock, on a one for one basis.

         The number of Rights, the Exercise Price and the number of shares issuable pursuant to exercise of the Rights are subject to adjustment from time to time to prevent dilution.

Series B Junior Participating Preferred Stock
---------------------------------------------

         The Series B Junior Participating Preferred Stock ("Preferred Stock") is not redeemable. Each share of Preferred Stock is entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of shares of Preferred Stock will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the liquidation payment made for Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of a merger, consolidation or other transaction in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

Common Stock
------------

         A description of the Registrant's Common Stock is contained in Sulcus' Registration Statement No. 33-40466 on Form S-1, filed with the Securities and Exchange Commission (the "SEC") on May 9, 1991.

ITEM 2.           EXHIBITS.

       (i) Sulcus Hospitality Technologies Corp.'s Articles of Incorporation, as amended (incorporated by reference to Sulcus Hospitality Technologies Corp.'s Registration Statement on Form S-8, filed with the SEC on December 30, 1997).

      (ii)        Rights Agreement between Sulcus Hospitality Technologies Corp.
                  and American Stock Transfer & Trust Company, as Rights Agent, dated January 30, 1998.

     (iii) Form of Right Certificate (included as Exhibit A to the Rights Agreement filed as Exhibit (ii) hereto).

      (iv) Summary of Rights to Purchase Preferred Shares (included as Exhibit B to the Rights Agreement filed as Exhibit (ii) hereto).


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         SULCUS HOSPITALITY TECHNOLOGIES
                                         CORP.


  Date: February 3, 1998                 By: /s/ JOHN W. RYBA
       -------------------                  ------------------------------------
                                              Name: John W. Ryba
                                                   -----------------------------
                                              Title: Sr. Vice President,
                                                     Chief Legal Officer
                                                    ----------------------------



                                        2